EXHIBIT 21.1

SUBSIDIARIES OF THE GC NET LEASE REIT, INC.

Subsidiary(1)	Jurisdiction of Incorporation or Organization

The GC Net Lease REIT Operating Partnership, L.P.	Delaware

(1)	Does not include subsidiaries of the above-listed entity.